EXHIBIT 99.2


For more information:

Joan M. Schimml
ONTRACK Data International, Inc.
800-752-1333
jschimml@ontrack.com

Brian James/Danielle Engholm
Padilla Speer Beardsley
612-871-8877
bjames@psbpr.com/dengholm@psbpr.com


                      ONTRACK COMPLETES MIJENIX ACQUISITION

MINNEAPOLIS, July 19, 1999 -- ONTRACK Data International, Inc., (NASDAQ: ONDI), a leading single-source provider of data availability solutions, announced today that it has completed its previously announced acquisition of Mijenix Corporation. Mijenix is a leading supplier of system software products for enhancing the use of Windows-based computer systems.

This is the company's first significant step in its strategy to expand Ontrack's offerings beyond data recovery to include all aspects of the data availability market. "We are excited at the speed with which we were able to execute our acquisition of Mijenix," said Mike Rogers, Ontrack CEO. "With Mijenix, we are well on our way to adding the products and services to make Ontrack the single-source for customers seeking to protect, backup or recover their data. With today's announcement of our licensing agreement with Connected Corporation, we have further expanded our product offerings in the data availability marketplace."

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ONTRACK Data International
Ontrack Completes Mijenix Acquisition
Page 2


Mijenix, which had $4 million in revenues in 1998, is known in the PC industry as the developer of several award-winning software products, including ZipMagic 98 and FreeSpace compression tools, the PowerDesk Utilities 98 file manager and Fix-It Utilities 99, a general purpose utility for Windows 95, 98 and NT operating systems. The company's products have won numerous awards from leading industry trade publications, including PC WORLD, WINDOWS MAGAZINE, PC WEEK and PC MAGAZINE.

Ontrack, a leading single-source provider of data availability solutions, helps customers protect, backup and restore, and recover their valuable data. Using its hundreds of proprietary tools and techniques, Ontrack is able to recover lost or corrupted data from all operating systems and types of storage devices through its do-it-yourself, remote and in-lab capabilities. With its acquisition of Mijenix, Ontrack provides award-winning software tools to prevent critical data loss. Ontrack also licenses Connected Corporation's leading Internet protocol PC backup and restore solutions. Ontrack can be reached through its World Wide Web site at http://www.ontrack.com or by calling 800-872-2599 (612-937-5161). In addition to its Minneapolis headquarters, ONTRACK operates data recovery centers in Los Angeles, Washington, D.C., New York, Tokyo, London, Paris and Stuttgart and maintains Mijenix headquarters in Boulder, CO.

                                      # # #

ONTRACK and all of its registered products are trademarks or registered trademarks of ONTRACK Data International, Inc. All other brand or product names are trademarks or registered trademarks of their respective holders.

Statements in this release concerning the future prospects of Ontrack are "forward looking statements" under the Federal securities laws. There can be no assurance that future results will be achieved, and actual results could differ materially from forecasts, estimates, and summary information contained in this press release. Important factors that could cause actual results to differ materially are included but are not limited to those listed in the Ontrack Annual Report on Form 10-K for the year ended December 31, 1998, under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations - Forward Looking Statements."